UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2014

ARROGENE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-53018 Commission File Number	20-8057585 (I.R.S. Employer Identification Number)

2500 Broadway, Bldg. F, Suite F-125
Santa Monica, CA 90404

 (Address of principal executive offices)

(424) 238-4442

(Issuer’s Telephone Number)

___________________________

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS

          On July 2, 2014, Arrogene, Inc. (the "Company"), concluded that previously-issued financial statements filed on Forms 10-Q for the three month period ended January 31, 2014 and for the six month period ended April 30, 2014 contained an accounting error identified by the Company.  The Company intends to amend its Forms 10-Q to correct those errors in the Company’s financial statements as previously filed after conferring with its registered independent accountants.

Quarterly Reports on Forms 10-Q for the periods ended January 31, 2014 and April 30, 2014

On December 30, 2013, the Company received $20,000 in connection with the closing on the sale of Units without the appropriate subscription documentation from the investor.  The Company erroneously recorded the receipt of these funds as the sale of 20,000 shares of common stock and 40,000 common stock purchase warrants. Subsequently, the investor revoked their investment before subscription documentation was completed. As a result, current liabilities were understated and stockholders equity was overstated by $20,000 on the accompanying condensed consolidated balance sheets as of January 31, 2014 and April 30, 2014. This error had no impact on the Company’s results of operations or loss per common share.

The Company intends to amend the unaudited financial statements contained in its Quarterly Reports on Form 10-Q as of and for the periods ended January 31, 2014 and April 30, 2014 to reflect the reclassification of $20,000 from equity to a liability.  This reclassification is discussed in each Report at Note 2 to the financial statements, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations.  This revision does not change the loss from operations reported in the original Reports.

The Company’s Chief Executive and Financial Officer discussed these revisions with our independent registered accountants who concurred in these revisions. We also advised the Board of Directors of these revisions.

We have provided our independent accountants with a copy of this Current Report on Form 8-K and have requested that they provide us with a letter addressed to the Commission stating whether the independent accountants agree with the statements set forth herein. We undertake to amend this Report with a copy of such letter as soon as practicable following our receipt of same.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arrogene, Inc.

Dated: July 3, 2014		_/s/ Jeff Sperber
	By:	Jeff Sperber
	Its:	Chief Financial Officer